EXHIBIT 23.2

Ankura Consulting Group, LLC Consent

Ankura Consulting Group, LLC (“Ankura”) hereby consents to the use of Ankura’s name and the reference to Ankura’s reports in the Annual Report on Form 10-K of Dow Inc. and The Dow Chemical Company for the year ended December 31, 2024 and the Quarterly Report on Form 10-Q of Dow Inc. and The Dow Chemical Company for the quarter ended March 31, 2025, incorporated by reference in the Registration Statement on Form S-3 of Dow Inc. and The Dow Chemical Company.

/s/ AMY BROCKMAN
Amy Brockman
Senior Managing Director
Ankura Consulting Group, LLC
June 13, 2025